Exhibit 5.1

Troutman Pepper Locke LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

June 18, 2026

Brandywine Realty Trust

2929 Arch Street, Suite 1800

Philadelphia, Pennsylvania 19104

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an additional 5,000,000 common shares of beneficial interest, par value $.01 per share (the “Shares”), of the Company, issuable under the Brandywine Realty Trust 2023 Long-Term Incentive Plan, as amended (the “Plan”), plus up to an additional 2,000,000 Shares to accommodate the share recycling provisions in the Plan.

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Articles of Amendment and Restatement of Declaration of Trust, the Company’s Bylaws, resolutions adopted by the Board of Trustees of the Company relating to the registration of the Shares, the Plan and such other agreements, instruments and documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on certain representations of officers of the Company.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Maryland, including statutory provisions and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting such laws of the State of Maryland and the federal laws of the United States of America. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP